Exhibit 4.2

BRIGHTROLL, INC.

NOTICE OF GRANT OF STOCK OPTION

Notice is hereby given as of [Date] (the “Effective Date”) of the following option grant (the “Option”) to purchase shares of the Common Stock of BrightRoll, Inc., a Delaware corporation (the “Company”), pursuant to the Company’s 2006 Stock Option/Stock Issuance Plan, as amended and restated (the “Plan”):

1. Optionee:

2. Grant Date:

3. Vesting Commencement Date:

4. Exercise Price: $                                     per share

5. Number of Option Shares:                          shares of Common Stock

6. Expiration Date:

7. Type of Option: [Incentive Stock Option OR Non-Statutory Stock Option]

8. Option Term. This Option shall expire on the Expiration Date, unless sooner terminated in accordance with this Notice and the Plan.

9. Date Exercisable. [CHOICE 1 (Immediately Exercisable Option): The Option shall be immediately exercisable with respect to all of the Option Shares; provided, however, that any Option Shares acquired upon the exercise of the Option which are Unvested Shares at the time of exercise shall be subject to a repurchase right exercisable by the Company and its assigns pursuant to Section 11.] OR [CHOICE 2 (Standard Vesting): The Option shall be exercisable only for Vested Shares.]

10. Vesting Schedule. [All] of the Option Shares shall initially be Unvested Shares. [1/48 OR 25%] of the Option Shares shall become Vested Shares upon Optionee’s completion of [one month OR one year] of Service to the Company measured from the Vesting Commencement Date. The balance of the Option Shares shall thereafter become Vested Shares in a series of [47 OR 36] successive equal [monthly] installments upon Optionee’s completion of each additional [month] of Service over the [47 OR 36] month period measured from the [first [month OR year] anniversary] of the Vesting Commencement Date. In no event shall any Option Shares vest after Optionee ceases to provide Service to the Company.

11. Repurchase Rights. [CHOICE 1 (Immediately Exercisable Option): Any Option Shares acquired upon the exercise of the Option which are Unvested Shares at the time of exercise shall be subject to a repurchase right exercisable by the Company and its assigns. The repurchase right shall lapse with respect to any Option Shares which become Vested Shares. The additional terms of such repurchase right are specified in Section 9 of the Purchase Agreement.] OR [CHOICE 2 (Standard Vesting): This Option may not be exercised for any Unvested Shares. Accordingly, none of the Option Shares shall be subject to the repurchase right set forth in Section 9 of the Purchase Agreement.]

12. Accelerated Vesting.

(a) Immediately prior to the effective date of a Change in Control, the Unvested Shares subject to this Option shall become Vested Shares in accordance with and subject to the exceptions described in Article Two, Section III of the Plan. [OR: Pursuant to Article Two, Section III(E) of the Plan and notwithstanding anything to the contrary in Article Two, Sections III(A) and III(B) of the Plan, the Unvested Shares subject to this Option shall become Vested Shares immediately upon the occurrence of a Change in Control. OR, IF LESS THAN ALL HAVE ACCELERATED VESTING: Pursuant to Article Two, Section III(E) of the Plan and notwithstanding anything to the contrary in Article Two, Sections III(A) and III(B) of the Plan,                         Unvested Shares subject to this Option shall become Vested Shares immediately prior to the effective date of a Change in Control. Any remaining Unvested Shares subject to this Option shall become Vested Shares immediately prior to the effective date of a Change in Control in accordance with and subject to the exceptions described in Article Two, Section III of the Plan.]

(b) [Specify other acceleration events.]

(c) This Notice shall not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

(d) [USE IF SHARES GRANTED PURSUANT TO 4(2) EXEMPTION: Notwithstanding anything in this Option to the contrary, if acceleration of the vesting of the Option Shares or other actions with respect to the Option Shares (which actions could be deemed a “payment” within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)), together with any other payments which the Optionee has the right to receive from the Company or any corporation which is a member of an “affiliated group” (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), such deemed “payments” will be reduced to the largest amount as will result in no portion of such deemed “payments” being subject to the excise tax imposed by Section 4999 of the Code; provided that such “payments” shall only be reduced if such reduction would result in Optionee receiving a greater net benefit, on an after-tax basis (including after payment of any excise tax imposed by Section 4999 of the Code), than Optionee would have received had such reduction not occurred.]

13. Option Subject to Plan. Optionee understands and agrees that the Option is granted subject to and in accordance with the terms of the Plan, a copy of which is attached hereto as Exhibit A. Optionee agrees to be bound by the terms of the Plan.

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14. Stock Purchase Agreement. Optionee understands and agrees that any Option Shares purchased under the Option will be subject to the terms set forth in the Stock Purchase Agreement attached hereto as Exhibit B.

15. Prior Agreements. This Notice and the Plan together do, and the Stock Purchase Agreement when executed will, constitute the entire agreement and understanding of the Company and Optionee with respect to the terms of the Option and supersede all prior and contemporaneous written or verbal agreements and understandings between Optionee and the Company relating to such subject matter. Any and all prior agreements, understandings or representations relating to the Option are terminated and cancelled in their entirety and are of no further force or effect.

16. Limited Transferability. This Option shall be transferable only to the extent provided in Article Two, Section I(F) of the Plan.

17. Cessation of Service. The Option term specified in Section 8 shall terminate (and this Option shall cease to be outstanding) prior to the Expiration Date pursuant to the provisions set forth in Article Two, Section I(C)(1) of the Plan. In no event shall the Option be exercisable after the Expiration Date.

18. Manner of Exercising Option.

(a) In order to exercise this Option with respect to all or any part of the Option Shares for which this Option is at the time exercisable, Optionee (or any other person or persons permitted to exercise this Option) must take the following actions:

(i) Execute and deliver to the Company a Purchase Agreement for the Option Shares for which this Option is exercised;

(ii) Pay the aggregate Exercise Price for the purchased shares in either of the following forms:

(A) cash or check made payable to the Company; or

(B) a promissory note payable to the Company, but only to the extent authorized by the Plan Administrator in accordance with Article Four, Section I of the Plan;

(iii) Furnish to the Company appropriate documentation that the person or persons exercising the Option (if other than Optionee) have the right to exercise this Option;

(iv) Execute and deliver to the Company such written representations as may be requested by the Company in order for it to comply with the applicable requirements of applicable securities laws; and

(v) Make appropriate arrangements with the Company (or Parent or Subsidiary employing or retaining Optionee) for the satisfaction of all applicable income and employment tax withholding requirements applicable to the Option exercise.

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(b) Should the Common Stock be registered under Section 12 of the 1934 Act at the time the Option is exercised, then the Exercise Price may also be paid as follows:

(i) in shares of Common Stock (A) held by Optionee (or any other person or persons exercising the Option) for the requisite period necessary to avoid a charge to the Company’s earnings for financial reporting purposes and (B) valued at Fair Market Value on the date the Option is exercised; or

(ii) through a special sale and remittance procedure pursuant to which Optionee (or any other person or persons exercising the Option) shall concurrently provide irrevocable instructions (A) to a Company-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased shares plus all applicable income and employment taxes required to be withheld by the Company by reason of such exercise and (B) to the Company to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

(c) Except to the extent the sale and remittance procedure is utilized in connection with the Option exercise, payment of the Exercise Price must accompany the Purchase Agreement delivered to the Company in connection with the Option exercise.

(d) As soon as practical after the date the Option is exercised, the Company shall issue to or on behalf of Optionee (or any other person or persons exercising this Option) a certificate for the purchased Option Shares, with the appropriate legends affixed thereto.

(e) In no event may this Option be exercised for any fractional shares.

19. Successors and Assigns. Except to the extent otherwise provided in Sections 12 and 16, the provisions of this Notice shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and Optionee, Optionee’s permitted assigns and the legal representatives, heirs and legatees of Optionee’s estate, whether or not any such person shall have become a party to this Notice or agreed in writing to join herein and be bound by the terms hereof.

20. Notices. Any notice required to be given or delivered to the Company under the terms of this Notice shall be in writing and addressed to the Company at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated below Optionee’s signature on the signature page to this Notice. All notices shall be deemed effective upon personal delivery or on the third day following deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

21. Construction. This Notice and the Option evidenced hereby are made and granted pursuant to the Plan, which is incorporated herein by reference. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Notice, the terms and conditions of the Plan shall prevail. All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Notice shall be conclusive and binding on all persons having an interest in this Option.

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22. Governing Law. The interpretation, performance and enforcement of this Notice shall be governed by, and construed in accordance with, the laws of the State of California, excluding those laws that direct the application of the laws of another jurisdiction.

23. Stockholder Approval. If the Option Shares covered by this Notice exceed, as of the Grant Date, the number of shares of Common Stock which may be issued under the Plan as last approved by the stockholders, then this Option shall be void with respect to such excess shares, unless stockholder approval of an amendment sufficiently increasing the number of shares of Common Stock issuable under the Plan is obtained in accordance with the provisions of the Plan. The inability of the Company to obtain stockholder approval shall relieve the Company of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained.

24. [USE THIS PROVISION ONLY IF THE OPTION IS DESIGNATED AS AN INCENTIVE OPTION: Additional Terms Applicable to an Incentive Option. The following terms and conditions shall also apply to the Option:

(a) The Option shall cease to qualify for favorable tax treatment as an Incentive Option if (and to the extent) the Option is exercised for one or more Option Shares: (i) more than three months after the date Optionee ceases to be an Employee for any reason other than death or Disability or (ii) more than 12 months after the date Optionee ceases to be an Employee by reason of Disability.

(b) The Option shall not become exercisable as an Incentive Option in any calendar year if (and to the extent) the aggregate Fair Market Value (determined at the Grant Date) of the Common Stock for which the Option would otherwise first become exercisable in such calendar year would, when added to the aggregate value (determined as of the respective date or dates of grant) of the Common Stock and any other securities for which one or more other Incentive Options granted to Optionee prior to the Grant Date (whether under the Plan or any other option plan of the Company or any Parent or Subsidiary) first become exercisable during the same calendar year, exceed $100,000 in the aggregate. To the extent the exercisability of the Option is limited by reason of the foregoing provision, the portion of the Option so limited shall become exercisable as a Non-Statutory Option pursuant to Article Two, Section II(D) of the Plan.

(c) Should Optionee hold, in addition to the Option, one or more other options to purchase Common Stock which become exercisable for the first time in the same calendar year as the Option, then the foregoing limitations on the exercisability of such options as Incentive Options shall be applied to the option granted second.]

25. Definitions. All capitalized terms used in this Notice shall have the meanings set forth in the Plan or as follows:

(a) “Exercise Price” shall mean the exercise price payable per Option Share as specified in Section 4.

(b) “Expiration Date” shall mean the close of business on the date on which the option expires as specified in Section 6.

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(c) “Grant Date” shall mean the date of grant of the Option as specified in Section 2.

(d) “Notice” shall mean this Notice of Grant of Stock Option.

(e) “Option Shares” shall mean the shares of Common Stock subject to this Option as specified in Section 5.

(f) “Optionee” shall mean the person to whom this Option is granted as specified in Section 1.

(g) “Purchase Agreement” shall mean the Stock Purchase Agreement in substantially the form of Exhibit B hereto.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have executed this Notice of Grant of Stock Option as of the Effective Date.

BRIGHTROLL, INC.
A Delaware corporation

Tod Sacerdoti

OPTIONEE

[Name of Optionee]

Address:

Email:

Telephone:

Facsimile:

SPOUSAL CONSENT

Optionee’s spouse indicates by execution of this Notice of Grant of Stock Option such spouse’s consent to be bound by the terms thereof as to such spouse’s interests, whether as community property or otherwise, if any, in the Option granted hereunder, and in any Option Shares purchased upon exercise of such Option.

Optionee’s Spouse (if applicable)
[Please mark “N/A” if not applicable]

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EXHIBIT A

2006 STOCK OPTION/STOCK ISSUANCE PLAN

EXHIBIT B

STOCK PURCHASE AGREEMENT

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BRIGHTROLL, INC.

STOCK PURCHASE AGREEMENT

1. Optionee:

2. Effective Date:

3. Exercise Price: $                                         per share

4. Purchased Shares:                                               shares of Common Stock

5. Grant Date of Option:

6. Exercise of Option.

(a) Exercise. Optionee hereby purchases the Purchased Shares at the Exercise Price pursuant to the exercise of that certain option (the “Option”) granted to Optionee as of the Grant Date pursuant to the 2006 Stock Option/Stock Issuance Plan (the “Plan”) of BrightRoll, Inc., a Delaware corporation (the “Company”).

(b) Payment. Concurrently with the delivery of this Agreement to the Company, Optionee is purchasing the Purchased Shares by authorizing the Company to withhold from the total Purchased Shares which are listed above by the largest whole number of shares having an aggregate Fair Market Value (determined by the Board of Directors as of the exercise date) that does no exceed the aggregate exercise price plus the minimum amount required to be withheld under applicable law; provided, that Optionee shall also pay in cash or cash equivalents to satisfy any remaining balance of the aggregate exercise price and, if applicable, any additional withholding obligation not satisfied through such reduction in the Purchased Shares, Optionee shall also deliver whatever additional documents may be required by the Option Agreement as a condition for exercise. If any of the Purchased Shares are Unvested Shares, the Optionee has shall also deliver to the Company a duly-executed blank Assignment Separate from Certificate in the form attached hereto as Exhibit A.

(c) Stockholder Rights. Until such time as the Company exercises the Repurchase Right or the First Refusal Right, Optionee (or any successor in interest) shall have all stockholder rights (including voting, dividend and liquidation rights) with respect to the Purchased Shares, subject, however, to the transfer restrictions imposed by this Agreement.

7. Securities Law Compliance.

(a) Restricted Securities. The Purchased Shares have not been registered under the 1933 Act and are being issued to Optionee in reliance upon the exemption from such registration provided by Section 4(2) of the 1933 Act or SEC Rule 504, 505, 506 or 701. Optionee hereby confirms that Optionee has been informed that the Purchased Shares are restricted securities under the 1933 Act and may not be resold or transferred unless the Purchased Shares are first registered under the Federal securities laws or unless an exemption from such registration is available. Accordingly, Optionee hereby acknowledges that Optionee is

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prepared to hold the Purchased Shares for an indefinite period and that Optionee is aware that SEC Rule 144 issued under the 1933 Act which exempts certain resales of unrestricted securities is not presently available to exempt the resale of the Purchased Shares from the registration requirements of the 1933 Act.

(b) Restrictions on Disposition of Purchased Shares.

(i) Optionee shall make no disposition of the Purchased Shares (other than a Permitted Transfer) unless and until there is compliance with all of the following requirements:

(A) Optionee shall have provided the Company with a written summary of the terms and conditions of the proposed disposition.

(B) Optionee shall have complied with all requirements of this Agreement applicable to the disposition of the Purchased Shares.

(C) Optionee shall have provided the Company with written assurances, in form and substance satisfactory to the Company, that (1) the proposed disposition does not require registration of the Purchased Shares under the 1933 Act or (2) all appropriate action necessary for compliance with the registration requirements of the 1933 Act or any exemption from registration available under the 1933 Act (including Rule 144) has been taken.

(ii) The Company shall not be required (A) to transfer on its books any Purchased Shares which have been sold or transferred in violation of the provisions of this Agreement or (B) to treat as the owner of the Purchased Shares, or otherwise to accord voting, dividend or liquidation rights to, any transferee to whom the Purchased Shares have been transferred in contravention of this Agreement.

(c) Restrictive Legends. The stock certificates representing the Purchased Shares shall be endorsed with one or more of the following restrictive legends:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND ARE “RESTRICTED SECURITIES” AS DEFINED IN RULE 144 PROMULGATED UNDER THE ACT. THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE DISTRIBUTED EXCEPT (I) IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE ACT, (II) IN COMPLIANCE WITH RULE 144, OR (III) PURSUANT TO AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE CORPORATION, THAT SUCH REGISTRATION OR COMPLIANCE IS NOT REQUIRED AS TO SAID SALE, OFFER OR DISTRIBUTION.

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THE SALE OF THE SECURITIES REPRESENTED HEREBY HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFORE PRIOR TO SUCH QUALIFICATION IS UNLAWFUL UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTIONS 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE.

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO [(I)] A RIGHT OF FIRST REFUSAL IN FAVOR OF THE CORPORATION WITH RESPECT TO THE TRANSFER OF SUCH SECURITIES [AND (II) A RIGHT TO REPURCHASE SUCH SECURITIES AND AN IRREVOCABLE PROXY TO VOTE SUCH SECURITIES IN FAVOR OF THE CORPORATION UNDER CERTAIN CIRCUMSTANCES] PURSUANT TO AN AGREEMENT BY AND BETWEEN THE CORPORATION AND THE ORIGINAL PURCHASER OF SUCH SECURITIES. A COPY OF THAT AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO A RESTRICTION ON TRANSFER FOR A PERIOD OF UP TO 180 DAYS FOLLOWING THE EFFECTIVE DATE OF A REGISTRATION STATEMENT UNDER THE ACT FOR AN OFFERING OF THE CORPORATION’S SECURITIES PURSUANT TO AN AGREEMENT BY AND BETWEEN THE CORPORATION AND THE ORIGINAL PURCHASER OF SUCH SECURITIES. A COPY OF THAT AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

(d) Representations, Warranties, Covenants, and Acknowledgments of Optionee. The Optionee hereby represents, warrants, covenants, acknowledges, and agrees that:

(i) Investment. Optionee is acquiring the Purchased Shares for Optionee’s own account, and not for the account of any other person. Optionee is acquiring the Purchased Shares for investment and not with a view to distribution or resale thereof except in compliance with applicable laws regulating securities.

(ii) Business Experience. Optionee is capable of evaluating the merits and risks of Optionee’s investment in the Company evidenced by the purchase of the Purchased Shares.

(iii) Relation to Company. Optionee is presently an officer, director, or employee of, or independent contractor to, the Company and in such capacity has become personally familiar with the business, affairs, financial condition, and results of operations of the Company.

(iv) Access to Information. Optionee has had the opportunity to ask questions of, and to receive answers from, appropriate executive officers of the Company with respect to the terms and conditions of the transactions contemplated hereby and with respect to the business, affairs, financial condition, and results of operations of the Company. Optionee has had access to such financial and other information as is necessary in order for Optionee to make a fully informed decision as to investment in the Company by way of purchase of the Purchased Shares, and has had the opportunity to obtain any additional information necessary to verify any of such information to which Optionee has had access. Optionee acknowledges that all financial information concerning the Company that has been or will be provided to Optionee is confidential and proprietary information of the Company and is subject to the obligation of confidentiality and other restrictions and limitations and use and disclosure.

(v) Speculative Investment. Optionee’s investment in the Company represented by the Purchased Shares is highly speculative in nature and is subject to a high degree of risk of loss in whole or in part. The amount of such investment is within Optionee’s risk capital means and is not so great in relation to Optionee’s total financial resources as would jeopardize the personal financial needs of Optionee or Optionee’s family in the event such investment were lost in whole or in part.

(vi) Public Trading. None of the Company’s securities is presently publicly traded, and the Company has made no representation, covenant, or agreement as to whether there will be a public market for any of its securities.

(vii) Tax Advice. The Company has not made, and does not pursuant to this Agreement make, any warranties or representations to Optionee with respect to the income tax consequences of the transactions contemplated by this Agreement and Optionee is in no manner relying on the Company or its representatives for an assessment of such tax consequences.

8. Transfer Restrictions.

(a) Restriction on Transfer. Except for any Permitted Transfer, (i) Optionee shall not transfer, assign, encumber or otherwise dispose of any of the Unvested Shares and (ii) Optionee shall not transfer, assign, encumber or otherwise dispose of any of the Vested Shares in contravention of the First Refusal Right, the Market Stand-Off or the transfer restrictions set forth in Section 7.

(b) Transferee Obligations. Each person (other than the Company) to whom the Purchased Shares are transferred by means of a Permitted Transfer must, as a condition precedent to the validity of such transfer, acknowledge in writing to the Company that such person is bound by the provisions of this Agreement and that the transferred shares are subject to (i) the Repurchase Right (if applicable), (ii) the First Refusal Right, (iii) the Market Stand-Off and (iv) the transfer restrictions set forth in Section 7, to the same extent such shares would be so subject if retained by Optionee.

(c) Market Stand-Off.

(i) In connection with the Company’s initial public offering and any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the 1933 Act within two years after the effective date of the Company’s initial public offering, Owner shall not sell, make any short sale of, hedge with, loan,

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hypothecate, pledge, grant any option for the purchase of, or otherwise dispose or transfer for value or otherwise agree to engage in any of the foregoing transactions with respect to, any Vested Shares without the prior written consent of the Company or its underwriters (the “Market Stand-Off”). The Market Stand-Off shall be in effect for such period of time from and after the effective date of the final prospectus for the offering as may be requested by the Company or such underwriters; provided, however, that such period shall not exceed 180 days.

(ii) Any new, substituted or additional securities that are by reason of any Recapitalization or Reorganization distributed with respect to Vested Shares shall be immediately subject to the Market Stand-Off.

(iii) In order to enforce the Market Stand-Off, the Company may impose stop-transfer instructions with respect to Vested Shares until the end of the applicable stand-off period.

9. Repurchase Right.

(a) Grant. The Company shall have the right (the “Repurchase Right”) to repurchase, at the Repurchase Price, any or all of the Purchased Shares which are Unvested Shares at the time Optionee ceases to provide Service to the Company.

(b) Exercise of the Repurchase Right. The Repurchase Right shall be exercisable by written notice delivered to each Owner of the Unvested Shares at any time during the 90 day period following the date Optionee ceases for any reason to provide Service to the Company or (if later) during the 90 day period following the execution date of this Agreement. The notice shall indicate the number of Unvested Shares to be repurchased, the Repurchase Price to be paid, and the date on which the repurchase is to be effected, such date to be not more than 90 days following the execution date of this Agreement. The stock certificates representing the Unvested Shares to be repurchased shall be delivered to the Company on the closing date specified for the repurchase. Concurrently with the receipt of such stock certificates, the Company shall pay to Owner, in cash or cash equivalents (including the cancellation of any purchase-money indebtedness), an amount equal to the aggregate Repurchase Price for the Unvested Shares which are to be repurchased from Owner.

(c) Termination of the Repurchase Right. The Repurchase Right shall terminate with respect to any Unvested Shares for which it is not timely exercised under Section 9(b). In addition, the Repurchase Right shall terminate and cease to be exercisable as and when the Purchased Shares become Vested Shares. All Vested Shares shall, however, continue to be subject to (i) the First Refusal Right, (ii) the Market Stand Off and (iii) the transfer restrictions set forth in Sections 7 and 8.

(d) Aggregate Vesting Limitation. If the Option is exercised in more than one increment so that Optionee is a party to other stock purchase agreements (the “Prior Purchase Agreements”) which are executed prior to the date of this Agreement, then the total number of Purchased Shares as to which Optionee shall be deemed to have a fully-vested interest under this Agreement and all Prior Purchase Agreements shall not exceed in the aggregate the number of Purchased Shares in which Optionee would otherwise at the time be vested, in accordance with the Vesting Schedule, had all the Purchased Shares (including those acquired under the Prior Purchase Agreements) been acquired exclusively under this Agreement.

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(e) Recapitalization. Any new, substituted or additional securities or other property (including cash paid other than as a regular cash dividend) which is by reason of any Recapitalization distributed with respect to the Unvested Shares shall be immediately subject to the Repurchase Right and any escrow requirements hereunder. Appropriate adjustments to reflect such distribution shall be made to the number and/or class of Unvested Shares subject to this Agreement. In addition, for purposes of determining the Repurchase Price, appropriate adjustments shall be made to the Exercise Price in order to reflect the effect of any such Recapitalization upon the Company’s capital structure; provided, however, that the aggregate Exercise Price shall remain the same.

(f) Change in Control.

(i) The Repurchase Right shall automatically terminate in its entirety, and all Unvested Shares shall become Vested Shares, upon the consummation of a Change in Control in accordance with Article Two, Section III of the Plan, or as otherwise set forth in the Grant Notice.

(ii) To the extent the Repurchase Right remains in effect following a Change in Control, such right shall apply to any new securities or other property (including any cash payments) received in exchange for the Unvested Shares in consummation of the Change in Control. For purposes of determining the Repurchase Price, appropriate adjustments shall be made to the Exercise Price to reflect the effect (if any) of the Change in Control upon the Company’s capital structure; provided, however, that the aggregate Exercise Price shall remain the same. The new securities or other property (including any cash payments) issued or distributed with respect to the Unvested Shares in consummation of the Change in Control shall be immediately deposited in escrow with the Company (or the successor entity) and shall not be released from escrow until Optionee vests in such securities or other property in accordance with the Vesting Schedule.

10. Right of First Refusal.

(a) Grant. The Company shall have the right of first refusal (the “First Refusal Right”) exercisable in connection with any proposed transfer of Vested Shares. For purposes of this Section 10, the term “transfer” shall include any sale, assignment, pledge, encumbrance or other disposition of Vested Shares intended to be made by Owner, but shall not include any Permitted Transfer.

(b) Notice of Intended Disposition. In the event any Owner of Vested Shares desires to accept a bona fide third-party offer for the transfer of any or all of such shares (Vested Shares subject to such offer to be hereinafter referred to as the “Target Shares”), the Owner shall promptly (i) deliver to the Company written notice (the “Disposition Notice”) of the terms of the offer, including the purchase price and the identity of the third-party offeror, and (ii) provide satisfactory proof that the disposition of the Target Shares to such third-party offeror would not be in contravention of the provisions set forth in Sections 7 and 8.

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(c) Exercise of the First Refusal Right. The Company shall have the right to repurchase any or all of the Target Shares subject to the Disposition Notice upon the same terms as those specified therein or upon such other terms (not materially different from those specified in the Disposition Notice) to which Owner consents. Such right shall be exercisable by delivery of written notice (the “Exercise Notice”) to Owner prior to the 25th day following the Company’s receipt of the Disposition Notice. The Company shall effect the repurchase of such shares, including payment of the purchase price, not more than ten business days after delivery of the Exercise Notice; and at such time the stock certificates representing the Target Shares shall be delivered to the Company. If less than all of the Target Shares are purchased, the Company shall issue a new stock certificate to the Owner representing the remaining Target Shares. Should the purchase price specified in the Disposition Notice be payable in property other than cash or evidences of indebtedness, the Company shall have the right to pay the purchase price in the form of cash equal in amount to the value of such property. If Owner and the Company cannot agree on such cash value within ten days after the Company’s receipt of the Disposition Notice, the valuation shall be made by an appraiser of recognized standing selected by Owner and the Company or, if they cannot agree on an appraiser within 20 days after the Company’s receipt of the Disposition Notice, each shall select an appraiser of recognized standing and the two appraisers shall designate a third appraiser of recognized standing, whose appraisal shall be determinative of such value. Owner and the Company shall share the cost of such appraisal equally. The closing shall then be held on the later of (i) the fifth business day following delivery of the Exercise Notice or (ii) the fifth business day after such valuation shall have been made.

(d) Non-Exercise of the First Refusal Right. In the event the Exercise Notice is not given to Owner prior to the expiration of the 25 day exercise period or the Company does not purchase all of the Target Shares, Owner shall have a period of 30 days thereafter in which to sell or otherwise dispose of the Target Shares (or portion thereof not purchased by the Company) to the third-party offeror identified in the Disposition Notice upon terms (including the purchase price) no more favorable to such third-party offeror than those specified in the Disposition Notice; provided, however, that any such sale or disposition must not be effected in contravention of the provisions of Sections 7 and 8. The third-party offeror shall acquire the Target Shares subject to the First Refusal Right and the provisions and restrictions of Sections 7 and 8, and any subsequent disposition of the acquired shares must be effected in compliance with the terms and conditions of such First Refusal Right and the provisions and restrictions of Sections 7 and 8. In the event Owner does not effect such sale or disposition of the Target Shares within the specified 30 day period, the First Refusal Right shall continue to be applicable to any subsequent disposition of the Target Shares by Owner until such right lapses.

(e) Recapitalization/Reorganization.

(i) Any new, substituted or additional securities or other property that is by reason of any Recapitalization distributed with respect to Vested Shares shall be immediately subject to the First Refusal Right.

(ii) In the event of a Reorganization, the First Refusal Right shall remain in full force and effect and shall apply to the new capital stock or other property received in exchange for Vested Shares in consummation of the Reorganization and shall apply to the remaining Unvested Shares as and when they become Vested Shares.

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(f) Lapse. The First Refusal Right shall lapse upon the earlier to occur of (i) a firm commitment underwritten public offering, pursuant to an effective registration statement under the 1933 Act, covering the offer and sale of the Common Stock in the aggregate amount of at least $20,000,000 or (ii) the acquisition of the Company by an entity that is traded on a stock exchange or the Nasdaq Stock Market.

11. Special Tax Election.

The acquisition of Purchased Shares that are Unvested Shares as of the Effective Date of this Agreement may result in adverse tax consequences that may be avoided or mitigated by filing an election under Code Section 83(b). Such election must be filed with the Internal Revenue Service within 30 days after the date of this Agreement. A description of the tax consequences applicable to the acquisition of Unvested Shares and the form for making the Code Section 83(b) election are set forth in Exhibit B. Optionee will consult with his or her tax advisor to determine if there is a comparable election to file in the state of his or her residence and whether such filing is desirable under the circumstances. Optionee will also consult with his or her tax advisor to determine the tax consequences of acquiring the Purchased Shares and the advantages and disadvantages of filing the Code Section 83(b) election. Optionee acknowledges that it is Optionee’s sole responsibility, and not the Company’s responsibility, to file a timely election under Code Section 83(b), even if Optionee requests the Company or its representatives to make this filing on his or her behalf.

12. General Provisions.

(a) Assignment. The Company may assign the Repurchase Right and/or the First Refusal Right to any person or entity selected by the Plan Administrator, including (without limitation) one or more stockholders of the Company.

(b) At-Will Employment. Nothing in this Agreement or in the Plan shall confer upon Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining Optionee) or of Optionee, which rights are hereby expressly reserved by each, to terminate Optionee’s Service to the Company at any time for any reason, with or without cause.

(c) Notices. Any notice required to be given or delivered to the Company under the terms of this Notice shall be in writing and addressed to the Company at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated below Optionee’s signature on the signature page to this Notice. All notices shall be deemed effective upon personal delivery or on the third day following deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

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(d) No Waiver. The failure of the Company in any instance to exercise the Repurchase Right or the First Refusal Right shall not constitute a waiver of any other repurchase rights and/or rights of first refusal that may subsequently arise under the provisions of this Agreement or any other agreement between the Company and Optionee. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.

(e) Cancellation of Shares. If the Company shall make available, at the time and place and in the amount and form provided in this Agreement, the consideration for the Purchased Shares to be repurchased in accordance with the provisions of this Agreement, then from and after such time, the person from whom such shares are to be repurchased shall no longer have any rights as a holder of such shares (other than the right to receive payment of such consideration in accordance with this Agreement). Such shares shall be deemed purchased in accordance with the applicable provisions hereof, and the Company shall be deemed the owner and holder of such shares, whether or not the stock certificates therefor have been delivered as required by this Agreement.

(f) Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by, and construed in accordance with, the laws of the State of California excluding those laws that direct the application of the laws of another jurisdiction.

(g) Arbitration. Any and all disputes or controversies arising out of this Agreement shall be finally settled by arbitration conducted in San Francisco County, California in accordance with the then existing rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof; provided that nothing in this Section 12(g) shall prevent a party from applying to a court of competent jurisdiction to obtain temporary relief pending resolution of the dispute through arbitration. The parties hereby agree that service of any notices in the course of such arbitration at their respective addresses as provided for in Section 12(c) shall be valid and sufficient.

(h) Optionee Undertaking. Optionee hereby agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either Optionee or the Purchased Shares pursuant to the provisions of this Agreement.

(i) Construction. The Plan is incorporated herein by reference. In the event of a conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall prevail. All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in this option.

(j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

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(k) Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon Optionee, Optionee’s permitted assigns and the legal representatives, heirs and legatees of Optionee’s estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join herein and be bound by the terms hereof.

(l) Definitions. All capitalized terms used in this Agreement shall have the meanings set forth in the Plan or as follows:

(i) “Agreement” shall mean this Stock Purchase Agreement.

(ii) “Disposition Notice” shall have the meaning assigned to such term in Section 10(b).

(iii) “Effective Date” shall means the effective date of this Agreement as set forth in Section 2.

(iv) “Exercise Price” shall mean the exercise price per share of the Purchased Shares set forth in Section 3.

(v) “First Refusal Right” shall mean the right granted to the Company in accordance with Section 10.

(vi) “Grant Date” shall mean the original grant date of the Option as set forth in Section 2 of the Grant Notice and Section 5 hereof.

(vii) “Grant Notice” shall mean the Notice of Grant of Stock Option pursuant to which Optionee has been informed of the basic terms of the Option.

(viii) “Market Stand-Off” shall mean the market stand-off restriction specified in Section 8(c).

(ix) “1933 Act” shall mean the Securities Act of 1933, as amended.

(x) “Option” shall have the meaning assigned to such term in Section 6(a).

(xi) “Option Agreement” shall mean the Notice, the Plan and any other agreements or documents evidencing the Option.

(xii) “Option Shares” shall mean the shares of Common Stock subject to the Option.

(xiii) “Optionee” shall mean the person to whom the Option is granted under the Plan.

(xiv) “Owner” shall mean Optionee and all subsequent holders of the Purchased Shares who derive their chain of ownership through a Permitted Transfer from Optionee.

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(xv) “Permitted Transfer” shall mean (i) a transfer of the Purchased Shares to one or more members of Optionee’s family (as defined in Rule 701 promulgated by the SEC) or to a trust established for the benefit of one or more family members or to Optionee’s former spouse pursuant to a domestic relations order, (ii) a transfer of title to the Purchased Shares effected pursuant to Optionee’s will or the laws of inheritance following Optionee’s death or (iii) a transfer to the Company in pledge as security for any purchase-money indebtedness incurred by Optionee in connection with the acquisition of the Purchased Shares.

(xvi) “Prior Purchase Agreement” shall have the meaning assigned to such term in Section 9(d).

(xvii) “Purchased Shares” shall mean the number of shares of Common Stock purchased upon exercise of the Option pursuant to this Agreement as specified in Section 4.

(xviii) “Recapitalization” shall mean any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the Company’s outstanding Common Stock as a class without the Company’s receipt of consideration.

(xix) “Reorganization” shall mean any of the following transactions:

(A) a merger or consolidation in which the Company is not the surviving entity;

(B) a sale, transfer or other disposition of all or substantially all of the Company’s assets;

(C) a reverse merger in which the Company is the surviving entity but in which the Company’s outstanding voting securities are transferred in whole or in part to a person or persons different from the persons holding those securities immediately prior to the merger; or

(D) any transaction effected primarily to change the state in which the Company is incorporated or to create a holding company structure.

(xx) “Repurchase Price” shall mean the lower of (A) the Exercise Price per share or (B) the Fair Market Value per share of Common Stock on the date Optionee ceases to provide Service to the Company.

(xxi) “Repurchase Right” shall have the meaning set forth in Section 9(a).

(xxii) “SEC” shall mean the United States Securities and Exchange Commission.

(xxiii) “Target Shares” shall have the meaning assigned to such term in Section 10(b).

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(xxiv) “Vesting Schedule” shall mean the vesting schedule specified in the Grant Notice.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the Effective Date.

BRIGHTROLL, INC.
A Delaware corporation

By:

Name:

Title:

Optionee

By:

Name:

Address:

Email:

Telephone:

Facsimile:

SPOUSAL CONSENT

Optionee’s spouse indicates by execution of this Stock Purchase Agreement such spouse’s consent to be bound by the terms thereof as to such spouse’s interests, whether as community property or otherwise, if any, in the Purchased Shares.

Optionee’s Spouse (if applicable)
[Please mark “N/A” if not applicable]

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EXHIBIT A

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED,                                  hereby sells, assigns and transfers unto BrightRoll, Inc. or its successors or assigns (the “Company”),                              shares of the Common Stock of the Company standing in the undersigned’s name on the books of the Company represented by stock certificate number                          herewith and does hereby irrevocably constitute and appoint the Secretary of the Company or the transfer agent of the Company as the undersigned’s attorney in fact to transfer said stock on the books of the Company with full power of substitution in the premises.

Dated:

By:
(signature)
Name:
(please print)

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EXHIBIT B

FEDERAL INCOME TAX CONSEQUENCES AND

SECTION 83(b) TAX ELECTION

I. Federal Income Tax Consequences and Section 83(b) Election For Exercise of Non-Statutory Option. If the Purchased Shares are acquired pursuant to the exercise of a Non-Statutory Option as specified in the Grant Notice, then under Code Section 83, the excess of the Fair Market Value of the Purchased Shares on the date any forfeiture restrictions applicable to such shares lapse over the Exercise Price paid for those shares will be reportable as ordinary income on the lapse date. For this purpose, the term “forfeiture restrictions” includes the right of the Company to repurchase the Purchased Shares pursuant to the Repurchase Right. However, Optionee may elect under Code Section 83(b) to be taxed at the time the Purchased Shares are acquired, rather than when and as such Purchased Shares cease to be subject to such forfeiture restrictions. Such election must be filed with the Internal Revenue Service within 30 days after the date of the Agreement. Even if the Fair Market Value of the Purchased Shares on the date of the Agreement equals the Exercise Price paid (and thus no tax is payable), the election must be made to avoid potentially adverse tax consequences in the future. The form for making this election is attached as part of this exhibit. Failure to make this filing within the applicable 30 day period may result in the recognition of ordinary income by Optionee as the forfeiture restrictions lapse.

II. Federal Income Tax Consequences and Conditional Section 83(b) Election For Exercise of Incentive Option. If the Purchased Shares are acquired pursuant to the exercise of an Incentive Option, as specified in the Grant Notice, then the following tax principles shall be applicable to the Purchased Shares:

(i) For regular tax purposes, no taxable income will be recognized at the time the Option is exercised.

(ii) The excess of (a) the Fair Market Value of the Purchased Shares on the date the Option is exercised or (if later) on the date any forfeiture restrictions applicable to the Purchased Shares lapse over (b) the Exercise Price paid for the Purchased Shares will be includible in Optionee’s taxable income for alternative minimum tax purposes.

(iii) If Optionee makes a disqualifying disposition of the Purchased Shares, then, in most cases, Optionee will recognize ordinary income in the year of such disposition equal in amount to the excess of (a) the Fair Market Value of the Purchased Shares on the date the Option is exercised or (if later) on the date any forfeiture restrictions applicable to the Purchased Shares lapse over (b) the Exercise Price paid for the Purchased Shares. Any additional gain recognized upon the disqualifying disposition will be either short-term or long-term capital gain depending upon the period for which the Purchased Shares are held prior to the disposition.

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(iv) For purposes of the foregoing, the term “forfeiture restrictions” will include the right of the Company to repurchase the Purchased Shares pursuant to the Repurchase Right. The term “disqualifying disposition” means any sale or other disposition of the Purchased Shares within either two years after the date the option was granted to Optionee or within one year after the exercise date of the Option.

(v) In the absence of final Treasury Regulations relating to Incentive Options, it is not certain whether Optionee may, in connection with the exercise of the Option for any Purchased Shares at the time subject to forfeiture restrictions, file a protective election under Code Section 83(b) which would limit Optionee’s ordinary income upon a disqualifying disposition to the excess of the Fair Market Value of the Purchased Shares on the date the Option is exercised over the Exercise Price paid for the Purchased Shares. Accordingly, such election if properly filed will only be allowed to the extent the final Treasury Regulations permit such a protective election.

(vi) The Code Section 83(b) election will be effective in limiting Optionee’s alternative minimum taxable income to the excess of the Fair Market Value of the Purchased Shares at the time the Option is exercised over the Exercise Price paid for those shares.

Page 2 of the attached form for making the election should be filed with any election made in connection with the exercise of an Incentive Option.

THE OPTIONEE HAS THE PRIMARY RESPONSIBILITY FOR TIMELY FILING A SECTION 83(B) ELECTION WITH THE INTERNAL REVENUE SERVICE AND ANY STATE REVENUE AUTHORITIES – EVEN IF THE COMPANY AGREES TO FILE, OR ENGAGE ANOTHER PARTY TO FILE, A DUPLICATE SECTION 83(B) ELECTION WITH THE INTERNAL REVENUE SERVICE ON BEHALF OF THE OPTIONEE.

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SECTION 83(b) ELECTION

This statement is being made under Section 83(b) of the Internal Revenue Code, pursuant to Treasury Regulation Section 1.83-2.

(1)	The taxpayer who performed the services is:

Name:

Address:

Taxpayer Ident. No.:

(2)	The property with respect to which the election is being made is shares of the common stock of BrightRoll, Inc. (the “Company”).

(3)	The property was issued on , .

(4)	The taxable year in which the election is being made is the calendar year .

(5)	The property is subject to a repurchase right pursuant to which the issuer has the right to acquire the property, at the lower of the original purchase price per share or the fair market value per share, if for any reason taxpayer’s service with the issuer terminates. The issuer’s repurchase right will lapse in a series of annual and monthly installments ending on , .

(6)	The fair market value at the time of transfer (determined without regard to any restriction other than a restriction which by its terms will never lapse) is $ per share.

(7)	The amount paid for such property is $ per share.

(8)	A copy of this statement was furnished to the Company for whom taxpayer rendered the services underlying the transfer of property.

(9)	This statement is executed on , .

Spouse (if any)	Taxpayer

This election must be filed with the Internal Revenue Service Center with which taxpayer files his or her federal income tax returns and must be made within 30 days after the execution date of the Stock Purchase Agreement. This filing should be made by registered or certified mail, return receipt requested. Optionee must retain two copies of the completed form for filing with his or her federal and state tax returns for the current tax year and an additional copy for his or her records.

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The property described in the above Section 83(b) election is comprised of shares of common stock acquired pursuant to the exercise of an incentive stock option under Section 422 of the Internal Revenue Code (the “Code”). Accordingly, it is the intent of the Taxpayer to utilize this election to achieve the following tax results:

1. One purpose of this election is to have the alternative minimum taxable income attributable to the purchased shares measured by the amount by which the fair market value of such shares at the time of their transfer to the Taxpayer exceeds the purchase price paid for the shares. In the absence of this election, such alternative minimum taxable income would be measured by the spread between the fair market value of the purchased shares and the purchase price which exists on the various lapse dates in effect for the forfeiture restrictions applicable to such shares.

2. Section 421(a)(1) of the Code expressly excludes from income any excess of the fair market value of the purchased shares over the amount paid for such shares. Accordingly, this election is also intended to be effective in the event there is a “disqualifying disposition” of the shares, within the meaning of Section 421(b) of the Code, which would otherwise render the provisions of Section 83(a) of the Code applicable at that time. Consequently, the Taxpayer hereby elects to have the amount of disqualifying disposition income measured by the excess of the fair market value of the purchased shares on the date of transfer to the Taxpayer over the amount paid for such shares. Since Section 421(a) presently applies to the shares which are the subject of this Section 83(b) election, no taxable income is actually recognized for regular tax purposes at this time, and no income taxes are payable, by the Taxpayer as a result of this election. The foregoing election is to be effective to the full extent permitted under the Code.

This page 2 is to be attached to any Section 83(b) election filed in connection with the exercise of an INCENTIVE STOCK OPTION under the federal tax laws.